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                                                                      EXHIBIT 21

                                 EQUIMED, INC.
                                 SUBSIDIARIES

     EquiMed, Inc. owns 100% of the outstanding capital stock of the following entities:

          ALR Reporting, Inc.
          Billing Services, Inc.
          EquiMed India Private Limited
          EquiMed Pakistan (Private) Limited
          George Washington Real Estate Corporation
          Nixon Equipment Corporation
          Rejuve, Inc.
          Russell Data Services, Inc.
          Thomas Jefferson Real Estate Corporation
          Tiger Communications International, LTD.
          Transcriptions International Inc.
          Trident International Accounting, Inc.

     ALR Reporting, Inc. owns 100% of the outstanding capital stock of the following entities:

          Doyle Reporting, Inc.
          Herm Conversion and Duplicating Inc.
          Twin Brothers Reporting, Inc.

     EquiMed, Inc. owns 80% of the outstanding capital stock of Nittany Decisions Services Private Limited.

     EquiMed India Private Limited and EquiMed Pakistan (Private) Limited each hold a 50% interest in Poseidon Holdings LLC.

     Poseidon Holdings LLC holds 100% of the equity of Solemar Insurance Ltd., an insurer domiciled in the Cayman Islands.